UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2009

Flagstone Reinsurance Holdings Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33364	98-0481623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Crawford House, 23 Church Street, Hamilton HM 11, Bermuda
(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: (441) 278-4300

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	REGULATION FD DISCLOSURE

On July 1, 2009, Flagstone Reinsurance Holdings Limited (the “Company”) issued a press release announcing that it has made an offer to the Board of IPC Re to acquire all of IPC’s outstanding shares.  Flagstone will exchange 2.638 of new common shares for each IPC common share plus $5.50 per share in cash for total consideration of $33.62 compared to IPC Re’s price of $27.77 based on the closing common equity prices on July 1, 2009.  A copy of the press release dated July 1, 2009 announcing the offer is attached as Exhibit 99.1 to this Current Report on Form 8-K.  Flagstone will host a webcast and conference call on Monday, July 6, 2009 at 10 a.m. EST to discuss their offer.  The webcast will be available for viewing via a link on the Company’s website at www.flagstonere.com.  The teleconference can be accessed by dialing (800) 901-5231 (US callers) or (617) 786-2961 (International callers) and entering the pass code 34156111 approximately 10-15 minutes in advance of the call.  This Form 8-K and Exhibit 99.1 hereto are being furnished to the Securities and Exchange Commission (the “SEC”) pursuant to Item 7.01 of Form 8-K and are therefore not considered to be “filed” with the SEC.

The information in Item 7.01 of this report will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.  The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by the Company that the information in this report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

Exhibit No.	Description
99.1	Press Release, dated July 1, 2009, announcing offer by Flagstone Re for IPC Re.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLAGSTONE REINSURANCE HOLDINGS LIMITED

Date: July 1, 2009	By:	/s/ William F. Fawcett
Name: William F. Fawcett
Title: General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated July 1, 2009, announcing offer by Flagstone Re for IPC Re.